Exhibit 99.1

For Immediate Release

Majestic Capital Announces
Delay in Filing Annual Report on SEC Form 10-K

HAMILTON, Bermuda, April 14, 2011 – Majestic Capital, Ltd. (“Majestic Capital” or the “Company”) (Nasdaq: MAJC) today announced that it was unable to timely file its Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) for the year ended December 31, 2010 within the 15 day extension period allowed under SEC Form 12b-25.

Majestic Capital filed Form 12b-25 with the SEC on March 31, 2011 but will not be able to file its Form 10-K within the 15 day extension period due to:

•
Majestic Capital’s expectation that the California Department of Insurance will place Majestic Insurance Company, Majestic Capital’s primary insurance subsidiary, into conservatorship on or about April 20, 2011;

•	the need to evaluate Majestic Capital’s business and financial position in view of the foregoing and its impact on various disclosures to be made in Majestic Capital’s Annual Report on Form 10-K; and

•	in light of the above factors, the additional time required to allow the Company’s independent registered public accountants to complete the audit of the Company for the year ended December 31, 2010.

About Majestic Capital, Ltd.

Majestic Capital, through its subsidiaries, is a specialty provider of workers’ compensation insurance products and services. Further information about Majestic Capital and its business can be found on Majestic Capital’s website at http://www.MajesticCapital.com.

CCG Investor Relations
Mark Collinson, (310) 954-1343